UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       September 21, 2010

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

 (Address of principal executive offices) (Zip Code)

(212) 559-1000

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
Current Report on Form 8-K

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Determinations for Certain Senior Executive Officers

On September 21, 2010, the Personnel and Compensation Committee of the Board of Directors of Citigroup Inc. (the “Committee”) resolved to pay “stock salary” for the portion of fiscal year 2010 that Citigroup is subject to the executive compensation provisions of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), at the following monthly rates: $347,222 for John C. Gerspach, Chief Financial Officer; $500,000 for Edward J. Kelly, III, Vice Chairman; $750,000 for John Havens, Chief Executive Officer, Institutional Clients Group; $620,909 for Manuel Medina-Mora, Chief Executive Officer, Consumer Banking for the Americas and Chairman of the Global Consumer Council; and $502,365 for Alberto J. Verme, Chief Executive Officer, Europe, Middle East and Africa.  No stock salary will be paid to Vikram Pandit, Chief Executive Officer, whose salary remains $1 per year.

The stock salary will be in the form of shares of Citigroup common stock issued under the 2010 Citi Stock Payment Program (the “CSPP”).  The delivery of stock salary with respect to the first nine months of fiscal year 2010 will be effective on September 30, 2010 for each executive who is then eligible to participate in the CSPP.  As with stock salary for all Citigroup executives under the CSPP for fiscal year 2010, the stock salary for Messrs. Gerspach, Kelly, Havens, Medina-Mora and Verme will be immediately vested as of the applicable effective date.

Except as to shares withheld by Citigroup to satisfy tax withholding obligations, the CSPP shares will be subject to sale restrictions.  The shares with respect to the first nine months of fiscal year 2010 will become transferable in nine equal monthly installments beginning on January 20, 2011.  Shares with respect to any subsequent months in 2010 will become transferable approximately one year after the effective date of their delivery.

All such stock salary is subject to applicable law and regulatory guidance, including EESA and the regulations or interpretations promulgated thereunder to the extent that EESA and such regulations continue to apply to compensation arrangements for employees of Citigroup and its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2010		CITIGROUP INC.

	By:	/s/ Michael S. Helfer
	Name:	Michael S. Helfer
	Title:	General Counsel and Corporate Secretary